EXHIBIT 99.1

ProPhase Labs Repurchases 1,061,980 Shares of Its Common Stock

DOYLESTOWN, Pennsylvania – June 13, 2017. ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com) today reported that on June 12, 2017 it entered into a Stock Purchase Agreement with each of Mark S. Leventhal, a former director of the Company, and certain other persons and entities associated and/or affiliated with Mr. Leventhal (the “Leventhal Holders”), pursuant to which it purchased at the closing today all 1,061,980 shares of common stock of the Company then held by the Leventhal Holders, representing an approximate 6.2% aggregate ownership interest in the Company (based on 17,221,776 shares of common stock outstanding as of June 12, 2017). Upon consummation of the transactions, the Leventhal Holders ceased to hold any direct or indirect ownership interest in the Company. Additionally, the number of shares of common stock outstanding decreased from 17,221,776 to 16,159,796 as of June 13, 2017.

Pursuant to the terms of the Purchase Agreements, the total consideration paid by the Company to the Leventhal Holders for their shares was $1,858,465, which amount was equal to the product of (i) $1.75 multiplied by (ii) the number of shares purchased.

Mr. Karkus stated, “We continue to have significant overhead costs and responsibilities related to the transition of our Cold-EEZE® Business, which we sold to a wholly-owned subsidiary of Mylan N.V. (“Mylan”) on March 29, 2017. Pursuant to our agreement with Mylan, we will continue to serve as the contract manufacturer of Cold-EEZE® lozenges for Mylan. We hope to leverage our manufacturing business by creating new contract manufacturing and private label opportunities. We currently expect our manufacturing operations to operate at approximately breakeven for the remainder of this year.”

Mr. Karkus also noted, “We started shipping our new dietary supplement, Legendz XL®, to a major retail drug chain during the first quarter of 2017. However, we will require significant growth in distribution and retail channels in order to achieve a successful launch and build a successful new product line.”

Additionally Mr. Karkus stated, “We anticipate incurring operating losses for the foreseeable future related to costs incurred for the Cold-EEZE® Business transition to Mylan and expenses incurred in the development of our dietary supplement business. We are also actively exploring new product technologies, applications, product line extensions and other new product opportunities in the over the counter remedies market. We will also consider and pursue other alternatives and strategies, including, but not limited to, investments and acquisitions in other sectors and industries.”

About the Company

ProPhase is a manufacturer, marketer and distributor of a diversified range of homeopathic and health care products that are offered to the general public. We are also engaged in the research and development of other potential over-the-counter (“OTC”) drugs and natural base health products, including supplements, personal care and cosmeceutical products, and intend to explore and evaluate opportunities outside of the consumer products industry. For more information visit us at www.ProPhaseLabs.com.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the launch of our new line of TK Supplements®, and our new product Legendz XL®. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to: the difficulty of predicting the acceptance and demand for our products, the impact of competitive products and pricing, costs involved in the manufacture and marketing of products, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Investor Contact

Ted Karkus, Chairman and CEO

ProPhase Labs, Inc.

(215) 345-0919 x 0